EXHIBIT 99.1

Evolution Petroleum Reports Fiscal Third Quarter 2023 Results and Declares Quarterly Cash Dividend for the Fiscal 2023 Fourth Quarter

HOUSTON, TX — May 9, 2023 (ACCESSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal third quarter ended March 31, 2023 (“Fiscal Q3”). Evolution also declared a quarterly cash dividend of $0.12 per common share for the fiscal 2023 fourth quarter.

Key Highlights

●	Reported sequential growth in revenue of 9% to a record $36.9 million and in net income of 34% to a record $14.0 million or $0.41 per diluted share in Fiscal Q3.
●	Fiscal 2023 year-to-date (“Fiscal YTD”) revenue and net income increased year-over-year (“YoY”) by 65% and 97%, respectively.
●	Increased quarterly Adjusted Net Income(1) by 46% sequentially and 84% YoY to $14.1 million.
●	Generated record Adjusted EBITDA(2) of $22.0 million during Fiscal Q3 and $55.4 million Fiscal YTD – an increase of 34% sequentially and 78% YoY.
●	Produced 7,089 net barrels of oil equivalent per day (“BOEPD”) in Q3, and 7,314 BOEPD Fiscal YTD (34% higher YoY).
●	Paid a quarterly dividend of $0.12 per common share for the current quarter – a 20% increase from the dividend paid during the fiscal 2022 third quarter.
●	Repurchased $3.9 million of common shares under our previously announced share repurchase plan.
●	During Fiscal YTD, repaid all outstanding debt (incurred mainly due to 2022 acquisitions), leaving $50 million available borrowing capacity under the senior secured credit facility.

Kelly Loyd, President and Chief Executive Officer, commented, "Evolution is proud to report another quarter of excellent results achieved through our diversified portfolio of onshore oil and natural gas assets located across key producing regions in the U.S. We reported record quarterly revenue, net income, and Adjusted EBITDA during Fiscal Q3, primarily due to a year-over-year increase in production coupled with an increase in our average realized price per barrel of oil equivalent ("BOE"). During the quarter, we briefly realized unusually high natural gas prices contributing to the exceptional performance. While we are very pleased with these results, we do not budget for such pricing on a go-forward basis. We believe our strong cash flow generation, zero outstanding debt, and stable liquidity highlight our disciplined approach to maximizing total shareholder returns as we continue to evaluate accretive acquisition opportunities."

"During the quarter, the Board appointed Mark Bunch as the Company's Chief Operating Officer. Mark has been a natural addition to the team as he has been a consultant to the company for over 5 years. He will continue to help maximize the value of Evolution's existing cash-flow-producing properties and development opportunities and enhance the strategic relationships with our operating partners. Mark will be instrumental in driving Evolution to realize its strategic vision as we evaluate and prudently execute targeted future growth opportunities," continued Mr. Loyd.

(1)Adjusted Net income (loss) is a non-GAAP financial measure; see "Non-GAAP Information" section later in this release for more information including reconciliations to the most comparable GAAP measures.

(2)Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see "Non-GAAP Information" section later in this release for more information including reconciliations to the most comparable GAAP measures.

Mr. Loyd concluded, "Our 38th consecutive quarterly dividend payment in March, the declaration of a $0.12 dividend for fiscal Q4, and the execution of $3.9 million in share repurchases during the quarter – while maintaining a debt-free balance sheet – illustrate our dedication to providing our shareholders with a superior long-term total return."

Cash Dividend on Common Stock

On May 8, 2023, Evolution’s Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on June 30, 2023, to common stockholders of record on June 15, 2023. This will be the 39th consecutive quarterly cash dividend on the Company’s common stock, which has been paid since December 31, 2013. To date, Evolution has returned approximately $98.4 million, or $2.97 per share, back to stockholders in common stock dividends. Maintaining and ultimately growing the common stock dividend remains a key Company priority.

Financial and Operational Results for the Quarter Ended March 31, 2023

($ in millions)	3Q23	2Q23	% Change vs 2Q23	3Q22	% Change vs 3Q22	2023 YTD	2022 YTD	% Change vs YTD'22
Average BOEPD	7,089	7,250	(2)%	5,567	27%	7,314	5,456	34%
Revenues ($M)	$36,867	$33,676	9%	$25,688	44%	$110,340	$66,906	65%
Net Income ($M)	$13,957	$10,387	34%	$5,705	145%	$35,051	$17,756	97%
Adjusted Net Income(1) ($M)	$14,112	$9,646	46%	$7,668	84%	$33,819	$19,771	71%
Adjusted EBITDA(2) ($M)	$21,961	$16,446	34%	$12,339	78%	$55,412	$31,103	78%

(1)	Adjusted Net Income is a non-GAAP financial measure; see the “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measures.
(2)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measures.

Total production for the third quarter of fiscal 2023 was 7,089 net BOEPD, including 1,856 barrels per day (“BOPD”) of crude oil; 24,489 thousand cubic feet per day (“MCFPD”), or 4,077 BOEPD, of natural gas; and 1,156 BOEPD of natural gas liquids (“NGLs”).

●	Oil increased 3% from 1,804 BOPD in the prior quarter, primarily due to the reactivation of lost production from the winter storms during fiscal Q2.
●	Natural gas production decreased 4.5% from 25,728 MCFPD, or 4,294 BOEPD, in the prior quarter primarily due to natural declines and the extended downtime in the Barnett Shale from the winter storm that occurred at the end of fiscal Q2.
●	NGL production was essentially flat relative to the prior quarter.

Evolution reported $36.9 million of total revenue for the current quarter, a 9% increase from the prior quarter. Oil revenue decreased 10% to $11.8 million from the previous quarter, primarily due to a 10% decrease in realized commodity pricing. Natural gas revenue increased 24% from the prior quarter to $21.6 million due to a 34% increase in realized commodity pricing, partially offset by a 7% decrease in sales volumes. NGL revenue increased 8% to $3.5 million, primarily due to a 10% increase in realized pricing. The average realized price per BOE increased 14% to $57.79 compared to $50.49 in the prior quarter.

Lease operating costs decreased by 10% to $13.6 million from $15.0 million in the prior quarter. Primarily contributing to the decreases were lower costs at the Barnett Shale. The decreased costs were partially offset by increased production taxes due to higher realized natural gas prices at Jonah Field. Also contributing to the decrease were lower CO2 costs at Delhi Field, associated with the decline in crude oil prices from the prior quarter.

Depletion, depreciation, and accretion ("DD&A") expense was $3.4 million compared to $3.5 million in the prior quarter. On a per BOE basis, the Company’s depletion rate of $4.86 increased slightly from the $4.76 depletion rate in Q2 due to slight changes in our depletable base quarter-over-quarter. The Company's general and administrative

("G&A") expenses were $2.3 million for the current quarter compared to $2.6 million in the prior quarter. The decrease was primarily associated with the current quarter's lower consulting and auditing fees.

Net income for the current quarter was $14.0 million, or $0.41 per diluted share, compared to $10.4 million, or $0.31 per diluted share, in the prior quarter. Adjusted Net Income (see “Non-GAAP Information” section later in this release for a reconciliation of the GAAP to non-GAAP metric) was $14.1 million, or $0.42 per diluted share, compared to $9.6 million, or $0.28 per diluted share, in the prior quarter.

Adjusted EBITDA was $22.0 million for the current quarter compared to $16.4 million in the prior quarter. On a per BOE basis, Adjusted EBITDA was $34.42 for the current quarter versus $24.66 for the preceding quarter.

Operations Update

At the end of the prior quarter, Evolution’s operations were affected by a winter storm. The operators diligently responded to restore production as soon as practicable. However, the Barnett Shale did experience some extended downtime which was primarily responsible for the decreased gas production from the prior quarter.

Evolution participated in a vertical Bakken recompletion in the Williston Basin during the quarter and is awaiting results. Additionally, the two sidetrack locations targeting the Birdbear formation have been pushed to fiscal year 2024 due to permitting delays that are currently anticipated to be resolved during the first quarter of fiscal year 2024.

The Delhi Field NGL plant heat exchanger project to improve operational efficiency is ongoing and expected to be online before fiscal year-end and should positively impact performance.

Evolution continues to support our operators in their remedial workovers, capital development projects, and facility modifications.

Balance Sheet, Liquidity, and Capital Spending

At March 31, 2023, cash and cash equivalents totaled $18.4 million, and working capital was $10.7 million. Evolution did not have any debt outstanding under its $50 million revolving credit facility after retiring all of the debt incurred in the Williston Basin and Jonah Field acquisitions. As a result, total liquidity at March 31, 2023, was $68.4 million, including cash and cash equivalents. This represents an increase in liquidity of 85% since June 30, 2022.

During the fiscal 2023 third quarter, the Company fully funded operations, development capital expenditures, cash dividends, and share repurchases through cash generated from operations and working capital.

For the three months ended March 31, 2023, Evolution paid $4.0 million in common stock dividends, repurchased $3.9 million of common shares under our previously announced share repurchase plan, and incurred $2.3 million in development capital expenditures. For fiscal 2023, the Company expects development capital expenditures collectively across its existing portfolio of properties to range between $6.0 million to $7.0 million. These expenditures include anticipated capital costs as described in the Operations Update above.

Evolution believes its near-term capital spending requirements will be met from cash flows from operations and current working capital.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, May 10, 2023, at 1:00 p.m. Central Time to review fiscal third quarter 2023 financial and operating results. To join by phone, please dial (844) 481-2813 (Toll-free) or (412) 317-0677 (International) and ask to join the Evolution Petroleum Corporation call. To join online, click the following link https://event.choruscall.com/mediaframe/webcast.html?webcastid=APTDbjXQ. A webcast replay will be available through May 10, 2024, via the webcast link above and on Evolution's website at www.evolutionpetroleum.com/investors/presentations/.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total returns to its shareholders through the ownership of and investment in onshore oil and natural gas properties in the United States. The Company's long-term goal is to maximize total shareholder return from a diversified portfolio of long-life oil and natural gas properties built through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Properties include non-operated interests in the following areas: the Jonah Field in Sublette County, Wyoming; the Williston Basin in North Dakota; the Barnett Shale located in North Texas; the Hamilton Dome Field located in Hot Springs County, Wyoming; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana; as well as small overriding royalty interests in four onshore Texas wells. More information about Evolution can be found at www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current expectations, potential results, and future plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company’s expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations and can give no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Investor Relations

(713) 935-0122

info@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2023	2022	2022	2023	2022
Revenues
Crude oil	$11,799	$14,868	$13,100	$40,062	$34,309
Natural gas	21,598	6,070	17,370	58,816	20,698
Natural gas liquids	3,470	4,750	3,206	11,462	11,899
Total revenues	36,867	25,688	33,676	110,340	66,906
Operating costs
Lease operating costs	13,570	12,084	15,041	47,727	31,380
Depletion, depreciation, and accretion	3,383	1,737	3,458	10,439	4,489
General and administrative expenses	2,267	1,515	2,581	7,320	5,278
Total operating costs	19,220	15,336	21,080	65,486	41,147
Income (loss) from operations	17,647	10,352	12,596	44,854	25,759
Other income (expense)
Net gain (loss) on derivative contracts	270	(2,591)	846	513	(2,591)
Interest and other income	13	2	7	26	12
Interest expense	(32)	(170)	(129)	(404)	(272)
Income (loss) before income taxes	17,898	7,593	13,320	44,989	22,908
Income tax (expense) benefit	(3,941)	(1,888)	(2,933)	(9,938)	(5,152)
Net income (loss)	$13,957	$5,705	$10,387	$35,051	$17,756
Net income (loss) per common share:
Basic	$0.42	$0.17	$0.31	$1.04	$0.53
Diluted	$0.41	$0.17	$0.31	$1.04	$0.52
Weighted average number of common shares outstanding:
Basic	33,013	33,009	33,174	33,108	32,933
Diluted	33,156	33,388	33,394	33,291	33,258

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	March 31, 2023	June 30, 2022
Assets
Current assets
Cash and cash equivalents	$18,387	$8,280
Receivables from crude oil, natural gas, and natural gas liquids revenues	9,853	24,043
Derivative contract assets	—	170
Prepaid expenses and other current assets	2,765	3,875
Total current assets	31,005	36,368
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of
which none were excluded from amortization	105,315	110,508
Other assets	1,353	1,171
Total assets	$137,673	$148,047
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,735	$15,133
Accrued liabilities and other	9,429	11,893
Derivative contract liabilities	—	2,164
State and federal taxes payable	2,158	1,095
Total current liabilities	20,322	30,285
Long term liabilities
Senior secured credit facility	—	21,250
Deferred income taxes	6,999	7,099
Asset retirement obligations	14,592	13,899
Operating lease liability	137	—
Total liabilities	42,050	72,533
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,270,909 and 33,470,710 shares as of March 31, 2023
and June 30, 2022, respectively	33	33
Additional paid-in capital	39,801	42,629
Retained earnings	55,789	32,852
Total stockholders' equity	95,623	75,514
Total liabilities and stockholders' equity	$137,673	$148,047

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2023	2022	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$13,957	$5,705	$10,387	$35,051	$17,756
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	3,383	1,737	3,458	10,439	4,489
Stock-based compensation	453	340	494	1,155	868
Settlement of asset retirement obligations	(48)	—	(64)	(119)	—
Deferred income taxes	255	454	(319)	(100)	400
Unrealized (gain) loss on derivative contracts	195	2,398	(1,070)	(1,994)	2,398
Accrued settlements on derivative contracts	(211)	193	(699)	(1,130)	193
Other	1	—	4	(3)	(7)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	8,370	(746)	1,309	16,483	(4,999)
Prepaid expenses and other current assets	(664)	(264)	(349)	(980)	(79)
Accounts payable and accrued liabilities	(2,748)	5,407	(225)	(8,146)	7,529
State and federal income taxes payable	1,007	(426)	(2,522)	1,063	143
Net cash provided by operating activities	23,950	14,798	10,404	51,719	28,691
Cash flows from investing activities:
Acquisition of oil and natural gas properties	—	(25,844)	—	(31)	(25,844)
Capital expenditures for oil and natural gas properties	(1,348)	(300)	(1,038)	(4,234)	(826)
Acquisition deposit	—	(1,470)	—	—	(1,470)
Net cash used in investing activities	(1,348)	(27,614)	(1,038)	(4,265)	(28,140)
Cash flows from financing activities:
Common stock dividends paid	(4,029)	(3,376)	(4,059)	(12,114)	(8,421)
Common stock repurchases, including stock surrendered for tax withholding	(3,896)	(36)	(61)	(3,983)	(38)
Borrowings under senior secured credit facility	—	17,000	—	—	17,000
Repayments of senior secured credit facility	—	(1,000)	(12,250)	(21,250)	(1,000)
Net cash (used in) provided by financing activities	(7,925)	12,588	(16,370)	(37,347)	7,541
Net increase (decrease) in cash and cash equivalents	14,677	(228)	(7,004)	10,107	8,092
Cash and cash equivalents, beginning of period	3,710	13,597	10,714	8,280	5,277
Cash and cash equivalents, end of period	$18,387	$13,369	$3,710	$18,387	$13,369

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2023	2022	2022	2023	2022
Net income (loss)	$13,957	$5,705	$10,387	$35,051	$17,756
Adjusted by:
Interest expense	32	170	129	404	272
Income tax expense (benefit)	3,941	1,888	2,933	9,938	5,152
Depletion, depreciation, and accretion	3,383	1,737	3,458	10,439	4,489
Stock-based compensation	453	340	494	1,155	868
Unrealized loss (gain) on derivative contracts	195	2,398	(1,070)	(1,994)	2,398
Severance	—	—	—	74	—
Transaction costs	—	101	115	345	168
Adjusted EBITDA	$21,961	$12,339	$16,446	$55,412	$31,103

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2023	2022	2022	2023	2022
As Reported:
Net income (loss), as reported	$13,957	$5,705	$10,387	$35,051	$17,756

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	195	2,398	(1,070)	(1,994)	2,398
Severance	—	—	—	74	—
Transaction costs	—	101	115	345	168
Selected items, before income taxes	$195	$2,499	$(955)	$(1,575)	$2,566
Income tax effect of selected items(1)	40	536	(214)	(343)	551
Selected items, net of tax	$155	$1,963	$(741)	$(1,232)	$2,015

As Adjusted:
Net income (loss), excluding selected items (2)	$14,112	$7,668	$9,646	$33,819	$19,771

Undistributed earnings allocated to unvested restricted stock	(256)	(153)	(151)	(497)	(400)
Net income (loss), excluding selected items for earnings per share calculation	$13,856	$7,515	$9,495	$33,322	$19,371

Net income (loss) per common share — Basic, as reported	$0.42	$0.17	$0.31	$1.04	$0.53
Impact of selected items	—	0.06	(0.02)	(0.03)	0.06
Net income (loss) per common share — Basic, excluding selected items (2)	$0.42	$0.23	$0.29	$1.01	$0.59

Net income (loss) per common share — Diluted, as reported	$0.41	$0.17	$0.31	$1.04	$0.52
Impact of selected items	0.01	0.06	(0.03)	(0.04)	0.06
Net income (loss) per common share — Diluted, excluding selected items (2)(3)	$0.42	$0.23	$0.28	$1.00	$0.58

(1)	For the three and six months ended March 31, 2023, represents the tax impact using estimated tax rates of 20.7% and 21.8%, respectively. For the three and six months ended March 31, 2022, represents the tax impact using an estimated tax rate of 21.5%. For the three months ended December 31, 2022, represents the tax impact using an estimated tax rate of 22.4%.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three and six months ended March 31, 2023 was calculated based upon weighted average diluted shares of 33.2 million and 33.3 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three and six months ended March 31, 2022 were calculated based upon weighted average diluted shares of 33.4 million and 33.3 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended December 31, 2022 was calculated based upon weighted average diluted shares of 33.4 million due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2023	2022	2022	2023	2022
Revenues:
Crude oil	$11,799	$14,868	$13,100	$40,062	$34,309
Natural gas	21,598	6,070	17,370	58,816	20,698
Natural gas liquids	3,470	4,750	3,206	11,462	11,899
Total revenues	$36,867	$25,688	$33,676	$110,340	$66,906

Lease operating costs:
CO2 costs	$1,821	$2,321	$2,007	$6,027	$5,135
Ad valorem and production taxes	1,642	1,449	2,096	7,001	3,968
Other lease operating costs	10,107	8,314	10,938	34,699	22,277
Total lease operating costs	$13,570	$12,084	$15,041	$47,727	$31,380

Depletion of full cost proved oil and natural gas properties	$3,098	$1,602	$3,178	$9,598	$4,146

Production:
Crude oil (MBBL)	167	163	166	501	447
Natural gas (MMCF)	2,204	1,429	2,367	7,065	4,728
Natural gas liquids (MBBL)	104	100	106	325	260
Equivalent (MBOE)(1)	638	501	667	2,004	1,495
Average daily production (BOEPD)(1)	7,089	5,567	7,250	7,314	5,456

Average price per unit(2):
Crude oil (BBL)	$70.65	$91.21	$78.92	$79.96	$76.75
Natural gas (MCF)	9.80	4.25	7.34	8.32	4.38
Natural Gas Liquids (BBL)	33.37	47.50	30.25	35.27	45.77
Equivalent (BOE)(1)	$57.79	$51.27	$50.49	$55.06	$44.75

Average cost per unit:
CO2 costs	$2.85	$4.63	$3.01	$3.01	$3.43
Ad valorem and production taxes	2.57	2.89	3.14	3.49	2.65
Other lease operating costs	15.84	16.59	16.40	17.31	14.90
Total lease operating costs	$21.26	$24.11	$22.55	$23.81	$20.98

Depletion of full cost proved oil and natural gas properties	$4.86	$3.20	$4.76	$4.79	$2.77

CO2 costs per MCF	$0.92	$1.12	$1.01	$1.01	$0.99
CO2 volumes (MMCF per day, gross)	91.7	96.0	90.7	90.8	79.6

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes, Average Sales Price and Average Production Costs (Unaudited)

	Three Months Ended
	March 31,				December 31,
	2023		2022		2022
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
Jonah Field	9	$80.17	—	$—	9	$85.21
Williston Basin	39	73.32	36	93.30	34	82.31
Barnett Shale	2	73.40	2	88.40	2	78.11
Hamilton Dome Field	36	55.40	37	81.85	38	66.49
Delhi Field	80	75.23	86	94.76	82	83.50
Other	1	80.76	2	74.46	1	84.31
Total	167	$70.65	163	$91.21	166	$78.92
Natural gas (MMCF)
Jonah Field	886	$20.31	—	$—	950	$11.00
Williston Basin	29	3.30	19	4.49	26	5.15
Barnett Shale	1,289	2.73	1,408	4.25	1,390	4.88
Other	—	—	2	1.20	1	5.95
Total	2,204	$9.80	1,429	$4.25	2,367	$7.34
Natural gas liquids (MBBL)
Jonah Field	9	$33.22	—	$—	7	$34.31
Williston Basin	7	25.54	4	39.60	7	28.54
Barnett Shale	67	33.30	70	44.52	70	29.40
Delhi Field	21	38.09	26	54.85	22	32.15
Other	—	—	—	—	—	—
Total	104	$33.37	100	$47.50	106	$30.25

Equivalent (MBOE) (1)
Jonah Field	166	$114.97	—	$—	175	$65.75
Williston Basin	51	62.01	43	83.31	45	69.36
Barnett Shale	284	20.80	307	30.30	304	29.62
Hamilton Dome Field	36	55.40	37	81.85	38	66.49
Delhi Field	100	67.62	112	85.52	104	72.38
Other	1	80.76	2	53.12	1	—
Total	638	$57.79	501	$51.27	667	$50.49

Average daily production (BOEPD) (1)
Jonah Field	1,844		—		1,902
Williston Basin	567		478		489
Barnett Shale	3,156		3,411		3,304
Hamilton Dome Field	400		411		413
Delhi Field	1,111		1,244		1,131
Other	11		23		11
Total	7,089		5,567		7,250

Production costs (in thousands, except per BOE)
Lease operating costs	Amount	per BOE	Amount	per BOE	Amount	per BOE
Jonah Field	$4,227	$25.59	$—	$—	$3,042	$17.41
Williston Basin	1,636	32.40	1,112	25.86	1,306	29.11
Barnett Shale	2,806	9.88	5,451	17.76	5,196	17.13
Hamilton Dome Field	1,351	37.11	1,487	40.19	1,344	35.82
Delhi Field	3,550	35.42	4,034	36.02	4,153	39.79
Total	$13,570	$21.26	$12,084	$24.11	$15,041	$22.55

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.